Exhibit 99.1

Contact:	Teri Watson (Investment Community)	Christina Pretto (News Media)
	(212) 770-7074	(212) 770-7083
AIG REPORTS $2.7 BILLION NET LOSS ATTRIBUTABLE TO AIG FOR THE
SECOND QUARTER OF 2010 DRIVEN BY RESTRUCTURING-RELATED
CHARGES; CONTINUING INSURANCE OPERATING INCOME REMAINS STABLE
          NEW YORK, NY, August 6, 2010 — American International Group, Inc. (AIG) today reported a net loss attributable to AIG of $2.7 billion for the second quarter of 2010, or $(3.96) per diluted common share, compared to net income of $1.8 billion or $2.30 per diluted common share in the second quarter of 2009. The second quarter 2010 loss was primarily due to a $3.3 billion non-cash goodwill impairment charge included in discontinued operations.
          Second quarter 2010 adjusted net income was $1.3 billion (compared to $1.1 billion in the second quarter of 2009), including operating income of $2.2 billion from continuing insurance operations, Mortgage Guaranty operating income of $226 million, $604 million in income from the Asia life insurance operating segment (principally American International Assurance Company, Ltd. (AIA)), and fair value gains on Maiden Lane III of $358 million, partially offset by interest and amortization on the Federal Reserve Bank of New York (FRBNY) Credit Facility and third party debt, invested asset impairment charges and other net restructuring and legal settlement charges, and a decrease in the net deferred tax asset.
Second Quarter Results

			Per Diluted Share
(in millions, except per share data)	2010	2009	2010*	2009

Net income (loss) attributable to AIG	$(2,656)	$1,822	$(3.96)	$2.30

To compute adjusted net income (loss), add losses and deduct gains:

Net realized capital losses, net of tax	(564)	(899)
Net gain (loss) on sale of divested businesses, net of tax**	93	(327)
Non-qualifying derivative hedging gain (loss), net of tax	(102)	676
Net income (loss) from discontinued operations***	(3,420)	1,229

Adjusted net income attributable to AIG	$1,337	$1,143	$1.99	$1.71

*	Computed based on net income (loss) available to common shareholders after attribution of net income (loss) to Series C preferred shareholder.

**	2010 includes $228 million termination fee paid by Prudential plc to AIG.

***	Discontinued operations is comprised of American Life Insurance Company (ALICO) and Nan Shan Life Insurance Company (Nan Shan) and includes a $3.3 billion impairment charge related to goodwill that had been allocated to ALICO.

Recap of Second Quarter Results Comprising Adjusted Net Income Attributable to AIG

(in millions)	2010	2009

Continuing insurance pre-tax operating income:
General Insurance	$955	$1,014
Domestic Life Insurance & Retirement Services	1,054	254
AIG Star and AIG Edison	216	239

Sub-Total — Continuing Insurance	2,225	1,507
Financial Services	42	(103)
Asia (AIA and AIRCO)	604	314
FRBNY interest and amortization	(755)	(1,374)
Noncontrolling nonvoting, callable, junior and senior preferred interests held by FRBNY	(508)	—
Interest on third party debt	(557)	(547)
Other	594	1,042
Income taxes	(308)	304

Adjusted net income attributable to AIG	$1,337	$1,143

          Since the income tax effects of current period activity are generally offset with changes in AIG’s deferred tax asset valuation allowance due to limitations in AIG’s ability to fully recognize income taxes, all amounts in this press release are before income taxes, unless otherwise noted.
          As a result of the announced sales of ALICO and Nan Shan, the results of these entities are reported as discontinued operations, with comparative periods revised accordingly, and are not included in the Recap of Second Quarter Results table above. ALICO and Nan Shan reported net losses of $2.8 billion and $259 million, respectively, in the second quarter of 2010 compared to net income of $718 million and $79 million, respectively, in the second quarter of 2009. ALICO’s results for the second quarter of 2010 included a $3.3 billion impairment charge related to goodwill that had been allocated to ALICO. Without the charge, ALICO’s pre-tax income increased significantly over 2009, largely due to lower realized capital losses and higher investment returns from trading gains. Nan Shan’s second quarter 2010 results were driven by a negative sale price adjustment.
          AIG’s continuing insurance operations earned $2.2 billion before tax in the second quarter of 2010, compared to $1.5 billion in the second quarter of 2009.
GENERAL INSURANCE
          Chartis’ second quarter 2010 operating income before net realized capital gains (losses) was $955 million compared to $1.0 billion in the second quarter of 2009. Chartis incurred approximately $287 million of catastrophe losses in the quarter, principally related to the floods in the Southeastern United States, Hurricane Alex, U.S. hailstorms, the Deepwater Horizon oil rig explosion, and the Icelandic volcano. Chartis has incurred a net property loss of $23 million related to the Deepwater Horizon explosion and subsequent oil spill in the Gulf of Mexico. Chartis continues to monitor the casualty exposure to Deepwater Horizon and believes that carried loss reserves at June 30, 2010 are adequate to cover estimated losses attributable to this event. However, AIG’s claims estimates may change over time, as the forensic investigation is incomplete, the cleanup is incomplete, and the litigation has only just begun. Excluding catastrophe losses, Chartis’ operating results before net realized capital gains (losses) increased 22 percent from the second quarter of last year, primarily driven by an improvement in partnership income.

          The second quarter of 2010 combined ratio was 102.0 compared to 98.2 in the prior year period. The current period combined ratio, excluding catastrophe losses, was 98.3, compared to 98.2 in the prior year. Chartis’ expense ratio increased by 2.0 points from the prior year period, to 29.9, driven by a decline in earned premiums, long term incentive compensation costs, higher acquisition expenses related to a change in mix of business, and higher general expenses from implementation of new financial and operational systems.
          Worldwide net premiums written of $7.8 billion declined 1.6 percent compared to the same period last year. The decline is due to Chartis’ risk management initiatives and continued price discipline in lines where market rates are unsatisfactory, partially offset by a positive impact from foreign exchange and strategic growth in higher margin lines of business. Chartis is actively pursuing risk management initiatives to reduce its aggregate exposure in certain property and casualty lines of business. While Chartis continues to see improved premium and account retention, new business submissions, and a relatively stable rate environment, net premium writings continue to be adversely affected by a weak economic environment.
DOMESTIC LIFE INSURANCE & RETIREMENT SERVICES
          Domestic Life Insurance & Retirement Services, now branded SunAmerica Financial Group, reported second quarter 2010 operating income before net realized capital gains (losses) of $1.1 billion compared to operating income of $254 million in the second quarter of 2009. The significant improvement reflected an increase in net investment income from partnerships and a $226 million increase in the fair value of the retained interest in Maiden Lane II, as well as lower deferred acquisition costs (DAC) and sales inducement amortization due to higher net realized capital losses. Net realized capital losses were higher than in the second quarter of 2009, principally from a $720 million increase from the change in fair value of embedded derivative liabilities, net of economic hedges, driven by negative equity market conditions and declines in long term interest rates in the second quarter of 2010.
          Assets under management grew to $233.8 billion at June 30, 2010, a 10 percent increase compared to June 30, 2009, primarily due to positive equity market returns in the later part of 2009 through the first quarter of 2010 and the rally in the bond markets. Premiums, deposits, and other considerations totaled $5.0 billion, an increase of 24 percent compared to the second quarter of 2009, as individual fixed annuities, group retirement products and individual variable annuities all reported increases in sales. Individual fixed annuity sales increased, reflecting reinstatements at a number of bank distributors. Individual variable annuity sales increased due to competitive product enhancements, reinstatements at a number of key broker-dealers and increased wholesaler productivity. Surrender rates have improved compared to the prior year for group retirement products, individual fixed annuities and individual variable annuities as surrenders have returned to more normal levels. Life insurance sales were significantly higher than in the second quarter of 2009 driven by higher term and private placement variable universal life sold through independent distribution. In addition, sales of universal and term life insurance products through career agent distribution were up significantly from the second quarter of 2009.
FOREIGN LIFE INSURANCE & RETIREMENT SERVICES
          With the classification of ALICO and Nan Shan as discontinued operations, AIG’s remaining Foreign Life Insurance & Retirement Services operations are conducted through AIG Star Life Insurance Co. Ltd (AIG Star), AIG Edison Life Insurance Company (AIG Edison), AIA and American International Reinsurance Company, Ltd. (AIRCO).
          In the Japan operating segment, AIG Star and AIG Edison reported second quarter 2010 operating income before net realized capital gains (losses) of $216 million compared with $239 million in the second quarter of 2009. These results reflect a reduction in partnership and mutual fund income, as well as a reduction in policies in-force due to high lapses in 2009.

          Annualized new premiums grew 29 percent to $170 million. Life insurance sales increased as production in the face to face channels is recovering after the financial crisis. Medical sales growth was supported by the launch of new products early in 2010. Annuity sales increased due to a high rate of recapture of maturing annuities driven by a strong Yen exchange rate and by gradually improving sales from banks that had previously suspended sales of AIG Star and AIG Edison products.
          AIG recently announced plans to conduct an initial public offering of AIA, by seeking a listing of AIA on the Hong Kong Stock Exchange, subject to regulatory approvals and market conditions. In the second quarter, AIA was reclassified as a continuing operation in the Asia life insurance operating segment, along with AIRCO, as a result of the termination of the sale agreement with Prudential plc. Business fundamentals remain strong for the Asia life insurance operating segment with pre-tax operating income of $604 million, compared to $314 million in the previous year. AIA generated the vast majority of these earnings, which doubled from the previous year principally as a result of increased net investment income and a loss recognition charge in the Philippines in 2009.
FINANCIAL SERVICES
          Financial Services reported pre-tax income of $42 million for the second quarter of 2010 compared to a pre-tax loss of $103 million during the second quarter of 2009, with operating earnings at International Lease Finance Corporation (ILFC) offset by losses at AIG Financial Products Corp. (AIGFP).
          AIGFP, which continues the process of winding down its businesses and portfolios, reported a $132 million operating loss in the second quarter of 2010, essentially flat compared to the second quarter of 2009. AIGFP reported unrealized market valuation gains related to its super senior credit default swap portfolio of $161 million in the second quarter of 2010, versus unrealized market valuation gains of $636 million in the second quarter of 2009. Interest expense on intercompany borrowings and the effect on operating results related to the continued wind-down of AIGFP’s portfolios were lower during the second quarter of 2010 compared to the same period in 2009. AIGFP also had positive results related to the net effect of changes in credit spreads on the valuation of AIGFP’s assets and liabilities.
          ILFC reported pre-tax operating income of $182 million for the second quarter of 2010 compared to operating income of $335 million in the second quarter of 2009. On July 6, 2010, ILFC signed an agreement to sell six aircraft to a third party. Due to current market conditions, ILFC recorded asset impairment losses of $60 million in the second quarter. Also contributing to the lower second quarter 2010 results were increased interest expense and an increase in the provision for overhauls. At June 30, 2010, ILFC had committed to purchase 115 new aircraft deliverable from 2011 through 2019, at an estimated aggregate purchase price of $13.5 billion, the majority of which is due after 2015, with $248 million coming due through 2011.
          American General Finance, Inc. (AGF) reported an operating loss of $11 million for the second quarter of 2010 compared to an operating loss of $202 million in the second quarter of 2009. AGF’s pre-tax loss decreased primarily from a decline in provision for loan losses as a result of a decrease in the amounts provided for allowance for loan losses due to favorable trends in the credit quality of AGF’s finance receivables in the second quarter of 2010. AGF also benefited from foreign exchange gains on foreign currency denominated debt, lower fair value provision on finance receivables and expense reductions. These favorable variances were partially offset by a decline in AGF’s finance charges reflecting the 2009 sales of real estate portfolios as part of AGF’s liquidity management efforts. AIG continues to explore strategic alternatives for AGF, including a potential sale of all or a majority of its $2.4 billion investment in AGF. Depending on the amount of proceeds to be realized on a potential sale, AIG may incur a loss, which could be material to its consolidated results of operations for an individual reporting period.

OTHER OPERATIONS
          United Guaranty Corporation, AIG’s mortgage guaranty insurer, reported pre-tax income of $226 million for the second quarter of 2010 compared to a pre-tax loss of $488 million in the same period in 2009, reflecting lower levels of newly reported delinquencies in the first-lien, second-lien and international products, higher mortgage cure rates on existing first-lien and international delinquent loans and the recognition of stop loss limits on certain second-lien policies, which led to favorable prior year development of $232 million.
          The fair value of AIG’s interest in Maiden Lane III increased $358 million during the second quarter, compared to $1.0 billion in the prior year quarter.
          Interest expense on the FRBNY Credit Facility was $755 million in the second quarter of 2010, compared to $1.4 billion in the second quarter of 2009, due largely to the reduction in the balance when the preferred interests in the AIA and ALICO SPVs were issued.
          The increase in unallocated corporate expenses reflects a charge recorded in the second quarter of 2010 in connection with a significant class action lawsuit related to the 2005 restatement of certain prior year financial statements. The Asset Management business results in the second quarter of 2010 included an operating loss before net realized capital gains (losses) of $175 million compared to a $286 million operating loss in the second quarter of 2009, driven by a decline in impairments on proprietary real estate investments.
          At June 30, 2010, total equity was $102.7 billion, a $4.6 billion increase from $98.1 billion at December 31, 2009.
Six Months Ended June 30, 2010 Results

			Per Diluted Share
(in millions, except per share data)	2010	2009	2010*	2009

Net income (loss) attributable to AIG	$(799)	$(2,531)	$(1.19)	$(28.29)

To compute adjusted net income (loss), add losses and deduct gains:
Net realized capital losses, net of tax	(851)	(3,282)
Net gain (loss) on sale of divested businesses, net of tax	17	(155)

Fuji bargain purchase gain, net of tax	406	—
Non-qualifying derivative hedging gain (loss), net of tax	(196)	558
Net income (loss) from discontinued operations**	(3,105)	1,569

Adjusted net income (loss) attributable to AIG	$2,930	$(1,221)	$4.37	$(8.99)

*	Computed based on net income (loss) available to common shareholders after attribution of net income (loss) to Series C preferred shareholder.

**	Discontinued operations is comprised of ALICO and Nan Shan and includes a $3.3 billion impairment charge related to goodwill that had been allocated to ALICO.
          Commenting on the second quarter, AIG President and Chief Executive Officer Robert H. Benmosche said, “AIG’s continuing insurance operating results remain solid, while the company continues to execute on its restructuring plans and prepares for separation from the U.S. government. Our overall strategy remains unchanged. We remain focused on monetizing AIA and ALICO as quickly as possible in order to repay taxpayers, at values reflecting the unique strengths of these highly attractive franchises. The sale of ALICO is proceeding as planned and is expected to close in the fourth quarter. Recently, we decided to re-initiate our plans to take AIA public, subject to regulatory approval and as market conditions permit. We were pleased to announce that Mark Tucker was named Executive Chairman and Chief Executive Officer of AIA. His public company experience, track record, relationships, judgment and leadership qualities will help us accomplish our ambitious goals. In combination, these two transactions are expected to allow the company to substantially reduce its obligations to the Federal Reserve Bank of New York (FRBNY) and take significant steps toward a sustainable capital structure. As with previous reductions in the FRBNY available amount, accelerated amortization of the pre-paid commitment fee will be triggered when proceeds are applied to pay down the FRBNY Credit Facility balance and available amount. In addition, in the second quarter, AIG reported a $3.3 billion non-cash goodwill impairment charge related to ALICO. Partially offsetting this charge was a fee of $228 million paid by Prudential plc in connection with the terminated sale of AIA. AIG recorded a bargain purchase gain on the Fuji acquisition as a retrospective adjustment to its results of operations for the first quarter of 2010. Neither of these items are included in adjusted net income attributable to AIG. Finally, as previously announced, we agreed to settle a significant class action lawsuit related to the 2005 restatement of certain prior year financial statements and are pleased to put the matter behind us.
          “Importantly, operating earnings at our continuing insurance operations have remained solid and stable, with $2.2 billion of pre-tax operating earnings generated by Chartis, SunAmerica Financial Group, AIG Star and AIG Edison. Our teams continue to work extremely hard to strengthen their franchises through extensive distribution, client, and employee outreach, in the midst of very competitive market conditions. Our focus is on continuing to strengthen our core operations by maintaining or improving their financial strength, improving efficiency and transparency, and better balancing risk and return. In addition, we are excited about the opportunity to take AIA public and are working hard in preparation. Despite the change in our path toward monetization, AIA’s business fundamentals, market leadership, financial position, and profitability remain strong.
          “UGC reported a profit for the second consecutive quarter, as residential mortgage trends showed signs of improvement, and is focused on differentiating itself through improved risk selection, effective loss mitigation and claims management.
          “We were pleased to announce that aviation industry veteran Henri Courpron joined as President and Chief Executive Officer of ILFC. We expect ILFC to continue its market leadership in the aircraft leasing industry under Henri’s leadership.
          “AIGFP continues to make progress on its wind-down and de-risking activities. At the appropriate time, we plan for AIG to directly assume the management of the investment and debt portfolios, leaving only the derivatives portfolio within Capital Markets.
          “We remain focused on further stabilizing and strengthening our businesses while continuing our restructuring activities, closing the pending transactions, and developing plans to address our highly leveraged capital structure. In accordance with our longstanding commitment to repay our obligations to the U.S. government, in recent weeks, we have commenced discussions with the FRBNY, the Department of the Treasury and the trustees of the AIG Credit Facility Trust with respect to a proposed strategy to repay the FRBNY Credit Facility and allow the government to exit its owner relationship with AIG.”

PROGRESS ON MANAGEMENT’S PLANS FOR STABILIZATION OF AIG AND REPAYMENT OF ITS OBLIGATIONS
          Since September 2008, AIG has been working to protect and enhance the value of its key businesses, execute an orderly asset disposition plan, and position itself for the future. AIG continually reassesses its plan to maximize value while maintaining flexibility in its liquidity and capital.
AIA Transactions:
•	On June 1, 2010, Prudential proposed revised terms to acquire AIA. AIG’s Board of Directors declined the proposal. On June 2, 2010, AIG and Prudential terminated the transaction. As a result, AIG concluded that it is no longer probable that it will close a sale of AIA within twelve months. Accordingly, AIA is no longer being presented as held for sale or as a discontinued operation.

•	In July 2010, AIG announced plans to conduct an initial public offering of AIA, by seeking a listing of AIA on the Hong Kong Stock Exchange, subject to regulatory approvals and market conditions.
Status of Unwinding AIGFP:
•	AIGFP reduced the notional amount of its derivative portfolio by 36 percent from approximately $940.7 billion at December 31, 2009, to approximately $602.4 billion at June 30, 2010, including a reduction in the super senior credit default swap portfolio notional amount from $183.5 billion to $89.5 billion.

•	AIGFP reduced the number of trade positions in its portfolio by 26 percent from approximately 16,100 at December 31, 2009 to approximately 11,900 at June 30, 2010.

•	Net collateral posted by AIGFP declined from $15.9 billion at December 31, 2009 to $13.6 billion at June 30, 2010.
Status of Government Support:
•	As of June 30, 2010, AIG had outstanding net borrowings under the FRBNY Credit Facility of $20.5 billion, plus accrued interest and fees of $6.0 billion. Net borrowings under the FRBNY Credit Facility decreased by $1.2 billion from June 30, 2010 to July 28, 2010.

•	As of June 30, 2010, the remaining available amount under the Department of the Treasury Commitment related to Series F Preferred Stock was $22.3 billion.
# # #
     Additional supplementary financial data is available in the Investor Information section at www.aig.com.
          It should be noted that the report of AIG’s results may include projections and statements which may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections and statements may address, among other things, the outcome of the transactions with the Federal Reserve Bank of New York (FRBNY) and the United States Department of the Treasury (Department of the Treasury); the number, size, terms, cost, proceeds and timing of dispositions and their potential effect on AIG’s businesses, financial condition, results of operations, cash flows and liquidity (and AIG at any time and from time to time may change its plans with respect to the sale of one or more businesses); AIG’s long-term business mix which will depend on the outcome of AIG’s asset disposition program; AIG’s exposures to subprime mortgages, monoline insurers and the residential and commercial real estate market; the separation of AIG’s businesses from AIG parent company; AIG’s ability to retain and motivate its employees; AIG’s strategy for customer retention, growth, product development, market position, financial results and reserves; and AIG’s exposure to the Deepwater Horizon explosion. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the anticipated results and financial condition indicated in these projections and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections and statements include: a failure to close transactions contemplated in AIG’s restructuring plan; developments in global credit markets; and such other factors as discussed throughout Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, in Part II, Item 1A. Risk Factors of AIG’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and in Part I, Item 1A. Risk Factors of AIG’s Annual Report on Form 10-K for the year ended December 31, 2009. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projection or other statement, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.
          American International Group, Inc. (AIG) is a leading international insurance organization with operations in more than 130 countries and jurisdictions. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services around the world. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
# # #
Comment on Regulation G
          This press release, including the financial highlights, includes certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP figures in accordance with Regulation G are included within the relevant tables or in the second quarter 2010 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.
          Throughout this press release, AIG presents its operations in the way it believes will be most meaningful and useful, as well as most transparent, to the investing public and others who use AIG’s financial information in evaluating the performance of AIG. That presentation includes the use of certain non-GAAP measures. In addition to the GAAP presentations, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of Maiden Lane interests, the effect of dispositions, interest and amortization related to the FRBNY Credit Facility, the recognition of other-than-temporary impairments, restructuring-related activities, conversion of the Series C Preferred Stock, realized capital gains (losses), the effects of variable interest entities, the effect of non-qualifying derivative hedging activities, the effect of goodwill impairments, tax valuation allowances, credit valuation adjustments, unrealized market valuation gains (losses), UGC operating results, the effect of catastrophe-related losses and foreign exchange rates and the bargain purchase gain on the Fuji acquisition.
          In all such instances, AIG believes that excluding these items permits investors to better assess the performance of AIG’s underlying businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation.

          Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other than temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.
          AIG believes that underwriting profit (loss) provides investors with financial information that is not only meaningful but critically important to understanding the results of property and casualty insurance operations. Operating income of a property and casualty insurance company includes three components: underwriting profit (loss), net investment income and realized capital gains (losses). Without disclosure of underwriting profit (loss), it is impossible to determine how successful an insurance company is in its core business activity of assessing and underwriting risk. Including investment income and net realized capital gains (losses) in operating income without disclosing underwriting profit (loss) can mask underwriting losses. The amount of net investment income may be driven by changes in interest rates and other factors that are totally unrelated to underwriting performance.
          Underwriting profit (loss) is an important measurement used by AIG senior management to evaluate the performance of its property and casualty insurance operations and is a standard measure of performance used in the insurance industry. Further, the equity analysts who follow AIG exclude the realized capital transactions in their analyses for the same reason and consistently request that AIG provide the non-GAAP information.
          Life and retirement services production (premiums, deposits and other considerations), gross premiums written, net premiums written and loss, expense and combined ratios are presented in accordance with accounting principles prescribed or permitted by insurance regulatory authorities because these are standard measures of performance used in the insurance industry and thus allow for more meaningful comparisons with AIG’s insurance competitors.

American International Group, Inc.
Financial Highlights*
(in millions, except share data)

	Three Months Ended June 30,			Six Months Ended June 30,
			% Inc.			% Inc.
	2010	2009 (a)	(Dec.)	2010	2009 (a)	(Dec.)

General Insurance Operations:
Net Premiums Written	$7,792	$7,919	(1.6)%	$15,436	$15,652	(1.4)%
Net Premiums Earned	7,733	8,017	(3.5)	15,374	16,295	(5.7)
Underwriting Profit (Loss)	(158)	145	—	(350)	422	—
Net Investment Income	1,113	869	28.1	2,184	1,304	67.5

Income before Net Realized Capital Gains (Losses) and Bargain Purchase Gain	955	1,014	(5.8)	1,834	1,726	6.3
Net Realized Capital Gains (Losses) (b)	58	(37)	—	195	(645)	—
Bargain Purchase Gain (c)	—	—	—	406	—	—

Pre-tax Income	1,013	977	3.7	2,435	1,081	—

Loss Ratio	72.1	70.3		71.8	70.1
Expense Ratio	29.9	27.9		30.5	27.3

Combined Ratio	102.0	98.2		102.3	97.4

Domestic Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	1,315	1,331	(1.2)%	2,630	2,771	(5.1)%
Net Investment Income	2,628	2,221	18.3	5,335	4,151	28.5
Income before Net Realized Capital Losses	1,054	254	—	2,177	94	—
Net Realized Capital Losses (b)	(966)	(54)	—	(1,762)	(1,721)	—

Pre-tax Income (Loss)	88	200	(56.0)	415	(1,627)	—

Foreign Life Insurance & Retirement Services Operations:
Premiums and Other Considerations	3,377	3,100	8.9%	6,611	6,222	6.3
Net Investment Income	1,239	2,428	(49.0)	2,306	3,306	(30.2)
Income before Net Realized Capital Losses	820	553	48.3	1,602	1,275	25.6
Net Realized Capital Gains (Losses) (b)	20	(330)	—	(41)	(792)	—

Pre-tax Income	840	223	—	1,561	483	—

Financial Services Operations:
Pre-tax Operating Income (Loss) excluding Non-qualifying Derivative Hedging Activities and Net Realized Capital Gains (Losses)	42	(103)	—	(432)	(1,193)	—
Non-qualifying Derivative Hedging Activities (b)	—	4	—	—	6	—
Net Realized Capital Gains (Losses) (b)	(11)	223	—	24	181	(86.7)%

Pre-tax Income (Loss)	31	124	(75.0)	(408)	(1,006)	—

Other before Net Realized Capital Gains, and Net Gain (Loss) on Sale of Divested Businesses and Consolidation and Elimination Adjustments	(964)	(1,199)	—	(1,243)	(4,986)	—
Other Net Realized Capital Gains (b)	241	265	(9.1)%	332	343	(3.2)%
Net Gain (Loss) on Sale of Divested Businesses	198	(566)	—	122	(307)	—
Consolidation and Elimination Adjustments (b) (d)	156	147	6.1	146	(140)	—

Income (Loss) from Continuing Operations before Income Tax Benefit	1,603	171	—	3,360	(6,159)	—
Income Tax Benefit	311	(415)	—	(112)	(1,284)	—

Net Income (Loss) from Continuing Operations	1,292	586	—	3,472	(4,875)	—
Net Income (Loss) from Discontinued Operations, net of tax	(3,407)	1,259	—	(3,082)	1,587	—%

Net Income (Loss)	(2,115)	1,845	—	390	(3,288)	—
Less:
Net Income (Loss) from Continuing Operations Attributable to Noncontrolling Interests:
Noncontrolling Nonvoting, Callable, Junior and Senior Preferred Interests Held by Federal Reserve Bank of New York	508	—	—	1,027	—	—
Other	20	(7)	—	139	(775)	—

Total Income (Loss) from Continuing Operations Attributable to Noncontrolling Interests:	528	(7)	—	1,166	(775)	—

Income from Discontinued Operations Attributable to Noncontrolling interests	13	30	(56.7)	23	18	27.8

Net Income (Loss) Attributable to AIG	(2,656)	1,822	—	(799)	(2,531)	—

Net Income (Loss) Attributable to AIG Common Shareholders	$(538)	$311	—	$(161)	$(3,826)	—

Financial Highlights — continued

	Three Months Ended June 30,			Six Months Ended June 30,
			% Inc.			% Inc.
	2010	2009 (a)	(Dec.)	2010	2009 (a)	(Dec.)

Net Income (Loss) Attributable to AIG	$(2,656)	$1,822	—	$(799)	$(2,531)	—
Income (Loss) from Discontinued Operations Attributable to AIG, net of tax	(3,420)	1,229	—	(3,105)	1,569	—
Net Gain (Loss) on Sale of Divested Businesses, net of tax	93	(327)	—	17	(155)	—
Net Realized Capital Losses, net of tax	(564)	(899)	—	(851)	(3,282)	—
Non-qualifying Derivative Hedging Losses, net of tax	(102)	676	—	(196)	558	—
Bargain purchase gain	—	—	—	406	—	—

Adjusted Net Income (Loss) Attributable to AIG	$1,337	$1,143	17.0	$2,930	$(1,221)	—

Income (Loss) Per Common Share — Diluted :
Net Income (Loss) Attributable to AIG Common Shareholders	$(3.96)	$2.30	—	$(1.19)	$(28.29)	—

Adjusted Net Income (Loss) Attributable to AIG Common Shareholders	$1.99	$1.71	16.4	$4.37	$(8.99)	—

Book Value Per Common Share on AIG Shareholders’ Equity (e)				$558.56	$430.69	29.7%
Pro forma Book Value Per Common Share on AIG Shareholders’ Equity (f)				$45.63	$29.90	52.6%
Weighted Average Common Shares Outstanding — Diluted	135.9	135.3		135.8	135.3
Financial Highlights — Notes
*	Including reconciliation in accordance with Regulation G.

(a)	Certain amounts have been reclassified in 2009 to conform to the 2010 presentation.

(b)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.

(c)	On March 31, 2010, AIG through a Chartis International subsidiary, purchased additional voting shares of Fuji for $145 million.

The acquisition resulted in a bargain purchased gain of approximately $406 million. Since the sale closed on March 31, 2010 and final appraisals of Fuji’s insurance contracts, loans, certain real estate and intangible assets were not complete, no gain was recognized during the first quarter of March 31, 2010. During the quarter ended June 30, 2010, AIG substantially completed the accounting for the acquisition and retrospectively adjusted the provisional amounts initially recorded. Consequently, AIG revised the results of operations for the three months ended March 31, 2010 and recognized a bargain purchase gain for the six months ended June 30, 2010 and three months ended March 31, 2010.

(d)	Includes income (loss) from certain AIG managed partnerships, private equity and real estate funds that are consolidated. Such income (loss) is offset in net income (loss) from continuing operations attributable to noncontrolling interests, which is not a component of income (loss) from continuing operations.

(e)	Represents total AIG shareholders’ equity divided by common shares issued and outstanding.

(f)	Pro-forma book value per common share computed assuming adjustment to AIG shareholders’ equity for outstanding equity units and preferred stock.